Exhibit 23.1

Zurich, 30 November 2018

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement pertaining to the Employees' Savings Plan of UBS Group AG of our reports dated 8 March 2018, with respect to the consolidated financial statements of UBS Group AG and the effectiveness of internal control over financial reporting of UBS Group AG included in its Annual Report (Form 20-F) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

Ernst & Young Ltd

/s/ Marie-Laure Delarue	/s/ Ira Fitlin
Marie-Laure Delarue	Ira Fitlin
Licensed Audit Expert	Certified Public Accountant (U.S.)